Exhibit 10.14

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is entered into on October 16, 2015 (“Effective Date”) by and between Mears Technologies, Inc., a Delaware corporation (“Company”), and Scott A. Bibaud (“Executive”).

RECITAL

Company wishes to employ Executive in an executive capacity on the terms and conditions and for the consideration, hereinafter set forth and Executive wishes to be employed by Company on such terms and conditions and for such consideration.

AGREEMENT

It is agreed as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATIONS

1.1         Definitions.

(a)           “Annual Base Salary” shall mean Executive’s annual base salary as of the date of his Involuntary Termination, determined pursuant to Section 4.1.

(b)         “Board” shall mean the board of directors of Company.

(c)         “Cause” shall mean Executive (i) has engaged in gross negligence or willful misconduct in the performance of his duties at the Company, (ii) has materially breached this Agreement or that certain Employee Confidentiality and Assignment Agreement dated October 16, 2015 between the Company and Executive, (iii) has willfully and materially breached a significant corporate policy or code of conduct established by Company, (iv) has engaged in willful misconduct that is materially injurious to Company and its subsidiaries taken as a whole (monetarily or otherwise), (v) has committed an act of fraud or embezzlement, (vi) has been convicted of (or pleaded no contest to) a criminal act involving fraud, dishonesty, or moral turpitude, or (vii) has been convicted for any violation of U.S. or foreign securities laws or has entered into a cease and desist order with the Securities and Exchange Commission alleging violation of U.S. or foreign securities laws.

(d)         “Change of Control” shall mean

(i)          the Company is merged, consolidated, or reorganized into or with another corporation or other legal person (an “Acquirer”) and as a result of such merger, consolidation, or reorganization, less than fifty-one percent (51%) of the outstanding voting securities or other capital interests of the surviving, resulting, or acquiring corporation or other legal person are owned in the aggregate by the stockholders of the Company, directly or indirectly, immediately prior to such merger, consolidation or reorganization, other than by the Acquirer or any corporation or other legal person controlling, controlled by or under common control with the Acquirer; or

(ii)             the Company sells all or substantially all of its business and/or assets to an Acquirer, of which less than fifty-one percent (51%) of the outstanding voting securities or other capital interests are owned in the aggregate by the stockholders of the Company, directly or indirectly, immediately prior to such sale, other than by any corporation or other legal person controlling, controlled by or under common control with the Acquirer.

(e)         “Code” shall mean the Internal Revenue Code of 1986, as amended.

(f)         “Compensation Committee” shall mean the Compensation Committee of the Board.

(g)         “Disability” shall mean that, as a result of Executive’s incapacity due to physical or mental illness, Executive shall have been absent from the full-time performance of his duties for six consecutive months and shall not have returned to full-time performance of his duties within 30 days after written notice of termination is given to Executive by Company (provided, however, that such notice may not be given prior to 30 days before the expiration of such six-month period).

(h)         “Good Reason” shall mean the occurrence of any one or more of the following:

(i)          a diminution in Executive’s Annual Base Salary not in accordance with Section 4.1;

(ii)         a material diminution in Executive’s title, authority, duties, or responsibilities from those applicable to him as of the Effective Date, including any change in title or a material change in the reporting structure so that Executive reports to someone other than the Board;

(iii)        a material change in the geographic location at which Executive must perform services, which for purposes of this Agreement includes only Company requiring Executive to involuntarily relocate to a geographic location other than the Place of Employment in Section 2.5; or

(iv)        a material breach by Company of any provision of this Agreement (including, without limitation, the requirements of Sections 2.2, 4.1, 4.2, 4.3 or 4.4 of this Agreement); or

(v)         a Change of Control.

Notwithstanding the foregoing provisions of this Section 1.1(h) or any other provision in this Agreement to the contrary, any assertion by Executive of a termination of employment for “Good Reason” shall not be effective unless all of the following conditions are satisfied: (1) any condition described in clauses (i) through (iv) of this Section 1.1(h) giving rise to Executive’s termination of employment must have arisen without Executive’s consent; (2) Executive must provide written notice to Company of such condition in accordance with Section 7.1 within 30 days of the initial existence of the condition; (3) the condition specified in such notice must remain uncorrected for a period of 30 days following receipt of such notice by Company; and (4) the date of Executive’s termination of employment must occur within one year following the initial existence of the condition specified in such notice.

(i)          “Incentive Plan” shall mean the Mears Technologies, Inc. 2007 Stock Incentive Plan as it may be amended from time-to-time.

(j)          “Involuntary Termination” shall mean any termination of Executive’s employment with Company which results from either:

(i)          A termination by the Company without Cause; or

(ii)         A resignation by Executive for Good Reason;

provided, however, the term “Involuntary Termination” shall not include a termination for Cause or any termination as a result of death or Disability.

(k)           “Payment Date” shall mean the later of (i) the date that is 30 days after Executive’s termination of employment with Company or (ii) the date upon which the Release described in Section 5.5 becomes irrevocable by Executive.

1.2          Interpretations. In this Agreement, unless a clear contrary intention appears, (a) the words “herein,” “hereof,” “hereunder,” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section, or other subdivision, (b) reference to any Article or Section means such Article or Section hereof, (c) the word “including” (and with correlative meaning, “include”) means including, without limiting the generality of any description preceding such term, and (d) where any provision of this Agreement refers to action to be taken by either party, or which such party is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such party.

ARTICLE II

EMPLOYMENT AND DUTIES

2.1          Employment. Effective as of the Effective Date and continuing for the period of time set forth in Section 3.1 of this Agreement, Executive’s employment by Company shall be subject to the terms and conditions of this Agreement.

2.2          Positions. From and after the Effective Date, Company shall employ Executive in the position of Chief Executive Officer of the Company (“CEO”) or in such other position or positions as the parties mutually may agree. Also, while serving in the position of CEO, Executive shall also be entitled to serve as a member of the Board.

2.3          Duties and Services. Executive agrees to serve in the position referred to in Section 2.2 and to perform diligently and to the best of his abilities the duties and services appertaining to such office, as well as such additional duties and services appropriate to such offices which the parties mutually may agree upon from time to time. Executive in his capacity as CEO shall have all of the authorities, duties and obligations of the CEO as provided under Section 3.8 of the Bylaws of the Company, as amended. Executive also agrees to serve, if elected, as an officer or director of any wholly-owned subsidiary or affiliate of Company so long as such service is commensurate with Executive’s duties and responsibilities to Company. Executive’s employment shall also be subject to the policies maintained and established by Company that are of general applicability to Company’s executive employees, as such policies may be amended from time to time.

2.4          Other Interests. Executive agrees, during the period of his employment by Company, to devote substantially all of his business time, energy, and best efforts to the business and affairs of Company and its affiliates and not to engage, directly or indirectly, in any other business or businesses, whether or not similar to that of Company, except as herein permitted or with the consent of the Board. The foregoing notwithstanding, the parties recognize and agree that Executive may engage in passive personal investment and charitable activities and serve on corporate boards of directors that, in any case, do not conflict with the business and affairs of Company or interfere with Executive’s performance of his duties hereunder, which shall be at the sole determination of the Board.

2.5          Place of Employment. Executive’s place of employment hereunder shall be at Company’s executive offices in the greater San Jose, California metropolitan area or such other place in the San Francisco Bay Area as the Company may determine from time-to-time.

ARTICLE III

TERM AND TERMINATION OF EMPLOYMENT

3.1          Term. Unless sooner terminated pursuant to other provisions hereof, Company agrees to employ Executive for the period beginning on the Effective Date and ending on the fourth anniversary of the Effective Date.

3.2          Company’s Right to Terminate. Notwithstanding the provisions of Section 3.1, Company shall have the right to terminate Executive’s employment under this Agreement at any time for any of the following reasons:

(a)         upon Executive’s death;

(b)         upon Executive’s Disability;

(c)         for Cause; or

(d)         at any time, for any other reason whatsoever, in the sole discretion of the Board.

Prior to terminating Executive for Cause, (i) Executive shall have been provided with fifteen (15) days prior written notice of the circumstances giving rise to Cause, (ii) Executive shall have fifteen (15) days to remedy the circumstances constituting Cause, if curable, (iii) Executive shall have had the opportunity to appear before the Board (without counsel) to discuss the circumstances constituting Cause, and (iv) at least two thirds (2/3) of the members of the Board (excluding Executive) shall have affirmatively voted to terminate Executive for Cause.

3.3          Executive’s Right to Terminate. Notwithstanding the provisions of Section 3.1, Executive shall have the right to terminate his employment under this Agreement for any of the following reasons:

(a)         for Good Reason; or

(b)         at any time for any other reason whatsoever, in the sole discretion of Executive.

3.4          Notice of Termination. If Company desires to terminate Executive’s employment hereunder at any time prior to expiration of the term of employment as provided in Section 3.1, it shall do so by giving a 30-day written notice to Executive that it has elected to terminate Executive’s employment hereunder and stating the effective date and reason for such termination, provided that no such action shall alter or amend any other provisions hereof or rights arising hereunder. If Executive desires to terminate his employment hereunder at any time prior to expiration of the term of employment as provided in Section 3.1, he shall do so by giving a 30-day written notice to Company that he has elected to terminate his employment hereunder and stating the effective date and reason for such termination, provided that no such action shall alter or amend any other provisions hereof or rights arising hereunder.

3.5          Deemed Resignations. Unless otherwise agreed to in writing by Company and Executive prior to the termination of Executive’s employment, any termination of Executive’s employment shall constitute an automatic resignation of Executive as an officer of Company and each affiliate of Company and an automatic resignation of Executive from the Board (if applicable) and from the board of directors or similar governing body of any affiliate of Company and from the board of directors or similar governing body of any corporation, limited liability entity, or other entity in which Company or any affiliate holds an equity interest and with respect to which board or similar governing body Executive serves as Company’s or such affiliate’s designee or other representative.

3.6          Meaning of Termination of Employment. For all purposes of this Agreement, Executive shall be considered to have terminated employment with Company when Executive incurs a “separation from service” with Company within the meaning of Section 409A(a)(2)(A)(i) of the Code and applicable administrative guidance issued thereunder.

ARTICLE IV

COMPENSATION AND BENEFITS

4.1          Base Salary. During the period of this Agreement, Executive shall receive a minimum base salary of $300,000 per annum during each full year of employment, except that until there is an initial public offering (the “IPO”), the base salary shall be $250,000 per annum. Executive’s base salary shall be reviewed by the Compensation Committee on an annual basis, and, in the sole discretion of the Compensation Committee, such base salary may be increased, but not decreased (except with the prior written consent of Executive), effective as of any date determined by the Compensation Committee. Executive’s base salary shall be paid in equal installments in accordance with Company’s standard policy regarding payment of compensation to executives but no less frequently than monthly.

4.2          Onetime Incentive Bonus. Executive shall receive a onetime Incentive Bonus of $250,000. This onetime Incentive Bonus shall be awarded to Executive if the IPO occurs (a) prior to May 31, 2016 or, (b) if the maturity date of the Senior Secured Convertible Notes (“Notes”) under the Company’s February 18, 2015 offering is extended, prior to June 30, 2016.

4.3          Option Compensation. Upon the date of this Agreement, Executive shall receive a grant of options (“Options”) to purchase 4,545,042 shares of the $0.001 par value common stock (“Common Stock”) of the Company. The strike price of the Options shall be $0.38 per share, representing the fair market value of one share of Common Stock as of the date of this Agreement. The Options shall be granted pursuant to the terms and subject to the conditions of a Stock Option Agreement of even date herewith between Executive and Company. Upon, and subject to, the completion of the IPO, Executive shall be granted additional stock options (“Gross Up Options”), which together with the Options, will represent six and three tenths percent (6.3%) of the outstanding shares of Common Stock on a fully-diluted basis after giving effect to the IPO. The strike price of the Gross Up Options shall be the public offering price in the IPO and the Gross Up Options shall be granted pursuant to the terms and subject to the conditions of a similar Stock Option Agreement.

(a)         Vesting of Options. In addition to the time-based vesting provisions set forth hereafter in this subpart (a), Options to purchase 2,077,727 shares of Common Stock shall vest and become exercisable subject to the conversion of all principal and accrued interest under the Notes into shares of Common Stock on or before May 31, 2016, unless such date is extended by the holders of the Notes to no later than June 30, 2016. In addition to the afore-mentioned performance-based vesting condition with respect to Options to purchase 2,077,727 shares of Common Stock, all of the Options will vest over a four-year period from the date of grant as follows: one-fourth of the Options shall vest and first become exercisable on the one year anniversary of the date of grant (such amount to be equal to one-fourth of the Options outstanding as of the one year anniversary date after giving effect to the potential cancellation of Options to purchase 2,077,727 shares of Common Stock in the event of the failure to satisfy the above-mentioned performance-based vesting condition) and the balance of the Options shall vest in 36 equal monthly installments commencing on the 13 month following the date of grant.

(b)         Vesting of Gross Up Options. The Gross Up Options will vest as follows: a Ratable Portion (as defined below) of the Gross Up Options shall vest and first become exercisable on the later of the one year anniversary of the date of grant of the Options or the completion date of the IPO (the latter of the two dates referred to as the “Initial Vesting Date”), and the balance of the Gross Up Options shall vest in equal monthly installments, commencing on the one month anniversary of the Initial Vesting Date, over a number of months equal to 48 less the Variable Number (as defined below). The term “Ratable Portion” shall mean a portion of the Gross Up Options equal to the total number of Gross Up Options multiplied by the product of .25 times a fraction, the denominator of which is 12 and the numerator of which is the lesser of 12 and the Variable Number. The term “Variable Number” means number of 30-day periods, or portions therof, between the grant date of the Options and the Initial Vesting Date.

4.4          Bonuses and Long-Term Incentive.

(a)         Annual Bonus. Executive shall be eligible for an annual bonus of up to fifty percent (50%) of Executive’s Base Salary based on performance criteria set by the Compensation Committee and to otherwise participate in Company’s annual bonus plan or plans applicable to Executive, all as approved from time to time by the Compensation Committee in amounts to be determined by the Compensation Committee based upon criteria established by the Compensation Committee.

(b)         Long-Term Incentive Plan. Subject to the sole discretion of the Compensation Committee, Executive shall also be eligible for participation in the Incentive Plan or such other long-term incentive arrangement of Company as may from time to time be made available to other executive officers of Company. Any awards made under the Incentive Plan or such other arrangements shall be governed by Section 5.7 herein.

4.5          Other Perquisites. During his employment hereunder, Executive shall be afforded the following benefits as incidences of his employment:

(a)         Business and Entertainment Expenses - Subject to Company’s standard policies and procedures with respect to expense reimbursement as applied to its executive employees generally, Company shall reimburse Executive for, or pay on behalf of Executive, reasonable and appropriate expenses incurred by Executive for business-related purposes, including dues and fees to industry and professional organizations and costs of entertainment and business development.

(b)         Company Benefits - Executive and, to the extent applicable, Executive’s spouse, dependents, and beneficiaries, shall be allowed to participate in all benefits, plans, and programs, including improvements or modifications of the same, which are now, or may hereafter be, available to other executive employees of Company. Such benefits, plans, and programs shall include, without limitation, any profit sharing plan, thrift plan, health insurance or health care plan, life insurance, disability insurance, pension plan, supplemental retirement plan, vacation and sick leave plan, and the like which may be maintained by Company. Company shall not, however, by reason of this paragraph be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any such benefit plan or program, so long as such changes are similarly applicable to executive employees generally. See Exhibit A for the current Company Benefits Program.

ARTICLE V

EFFECT OF TERMINATION ON COMPENSATION; ADDITIONAL PAYMENTS

5.1          Termination Other Than an Involuntary Termination. If Executive’s employment hereunder shall terminate for any other reason except other than expiration of the term provided in Section 3.1 hereof or those described in Section 5.2, then Company shall continue to provide all compensation and benefits to Executive hereunder until the date of such termination of employment, and such compensation and benefits shall terminate contemporaneously with such termination of employment.

5.2          Involuntary Termination. Subject to the provisions of Sections 5.5 and 5.6 hereof, if Executive’s employment by Company or any successor thereto shall be subject to an Involuntary Termination, then Company shall, as additional compensation for services rendered to Company (including its subsidiaries), pay to Executive the following amounts and take the following actions:

(a)         Pay Executive a lump sum cash payment in an amount equal to eighteen (l 8) months of Executive’s Base Salary on or before the Payment Date;

(b)         Accelerate eighteen (18) months vesting of options or other types of equity granted to Executive; and

(c)         During the portion, if any, of the twelve (12) month period commencing on the date of such Involuntary Termination that Executive is eligible to elect and elects to continue coverage for himself and his eligible dependents under Company’s or a subsidiary’s group health plans, as applicable, under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and/or Sections 601 through 608 of the Employee Retirement Income Security Act of 1974, as amended, Company shall promptly reimburse Executive on a monthly basis for the difference between the amount Executive pays to effect and continue such coverage and the employee contribution amount that active senior executive employees of Company pay for the same or similar coverage under such group health plans; provided, however, that such reimbursement shall cease to be effective if and to the extent Executive becomes eligible to receive medical and/or dental coverage from a subsequent employer (and any such eligibility shall be promptly reported to Company by Executive).

5.3          Change of Control. In the event of a Change of Control, vesting of all options or other types of equity granted to Executive shall fully vest immediately prior to such Change of Control.

5.4          Expiration of Term. If Executive’s employment hereunder shall terminate upon expiration of the term provided in Section 3.1 hereof, then Company shall, as additional compensation for services rendered to Company (including its subsidiaries), pay to Executive the amounts set forth in Section 5.2(a).

5.5          Release and Full Settlement. As a condition to the receipt of any severance compensation and benefits under this Agreement, Executive must first execute a release and agreement, substantially in the form attached hereto as Exhibit B, which (a) shall release and discharge Company and its affiliates, and their officers, directors, employees, and agents, from any and all claims or causes of action of any kind or character, including all claims or causes of action arising out of Executive’s employment with Company or its affiliates or the termination of such employment, and (b) must be effective and irrevocable within 55 days after the termination of Executive’s employment. If Executive is entitled to and receives the benefits provided hereunder, performance of the obligations of Company hereunder will constitute full settlement of all claims that Executive might otherwise assert against Company on account of Executive’s termination of employment.

5.6          Payments Subject to Section 409A of the Code. Notwithstanding the foregoing provisions of this Article 5, if the payment of any severance compensation or severance benefits under this Agreement would be subject to additional taxes and interest under Section 409A of the Code because the timing of such payment is not delayed as provided in Section 409A(a)(2)(B) of the Code, then any such payments that Executive (or Executive’s estate) would otherwise be entitled to during the first twelve (12) months following the date of Executive’s termination of employment shall be accumulated and paid on the date that is twelve (12) months after the date of Executive’s termination of employment (or if such payment date does not fall on a business day of Company, the next following business day of Company), or such earlier date upon which such amount can be paid under Section 409A of the Code without being subject to such additional taxes and interest. Executive hereby agrees to be bound by Company’s determination of its “specified employees” (as such term is defined in Section 409A of the Code) in accordance with any of the methods permitted under the regulations issued under Section 409A of the Code.

5.7          Other Benefits. This Agreement governs the rights and obligations of Executive and Company with respect to Executive’s base salary and certain perquisites of employment. Except as expressly provided herein, Executive’s rights and obligations both during the term of his employment and thereafter with respect to stock options, restricted stock, incentive and deferred compensation, life insurance policies insuring the life of Executive, and other benefits under the plans and programs maintained by Company shall be governed by the separate agreements, plans and other documents and instruments governing such matters.

ARTICLE VI

DISPUTE RESOLUTION

6.1          General. Executive and the Company explicitly recognize that no provision of this Article VI shall prevent either party from seeking to resolve any dispute arising under the Confidentiality and Assignment of Invention Agreement.

6.2          Negotiation. The parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiations between Executive and an executive officer of Company who has authority to settle the controversy. Any party may give the other party written notice of any dispute not resolved in the normal course of business. Within ten days after the effective date of such notice, Executive and an executive officer of Company shall meet at a mutually acceptable time and place within the San Jose, California metropolitan area, and thereafter as often as they reasonably deem necessary, to exchange relevant information and to attempt to resolve the dispute. If the matter has not been resolved within 30 days of the disputing party’s notice, or if the parties fail to meet within ten days, either party may initiate arbitration of the controversy or claim as provided in Section 6.3 below. If a negotiator intends to be accompanied at a meeting by an attorney, the other negotiator shall be given at least three business days’ notice of such intention and may also be accompanied by an attorney. All negotiations pursuant to this Section 6.2 shall be treated as compromise and settlement negotiations for the purposes of the federal and state rules of evidence and procedure.

6.3          Arbitration. Company and Executive agree that after efforts to negotiate any dispute in accordance with Section 6.2 have failed, then either party may by written notice (the “Notice”) demand arbitration of the dispute as set out below, and each party hereto expressly agrees to submit to, and be bound by, such arbitration.

(a)         Each party will, within ten business days of the Notice, nominate an arbitrator, who shall be a non-neutral arbitrator. Each nominated arbitrator must be someone experienced in dispute resolution and of good character without moral turpitude and not within the employ or direct or indirect influence of the nominating party. The two nominated arbitrators will, within ten business days of nomination, agree upon a third arbitrator, who shall be neutral. If the two appointed arbitrators cannot agree on a third arbitrator within such period, the parties may seek such an appointment through any permitted court proceeding or by the American Arbitration Association (“AAA”). The three arbitrators will set the rules and timing of the arbitration, but will generally follow the rules of the AAA and this Agreement where same are applicable and shall provide for a reasoned opinion.

(b)         The arbitration hearing will in no event take place more than 180 days after the appointment of the third arbitrator.

(c)         The arbitration will take place in the San Jose, California metroplex unless otherwise unanimously agreed to by the parties.

(d)         The results of the arbitration and the decision of the arbitrators will be final and binding on the parties, and each party agrees and acknowledges that these results shall be enforceable in a court of law.

(e)         All administrative costs and expenses of the mediation and arbitration shall be borne equally by the Company and Executive during the pendency of the proceedings. Such costs and expenses do not include attorney’s fees, expert witness fees or other party generated expenses. Upon the conclusion of the proceedings, the prevailing party shall be entitled to recover reasonable and necessary attorneys’ fees, expert witness fees, and costs and expenses of arbitration.

ARTICLE VII

MISCELLANEOUS

7.1          Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto prior to 3:30 p.m. (Pacific time) on any day except Saturday, Sunday and any day which shall be a federal legal holiday in the United States (“Business Day”), (b) the next Business Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto on a day that is not a Business Day or later than 3:30 p.m. (Pacific time) on any Business Day, (c) the 2nd Business Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as set forth on the signature pages attached hereto. All notices and demands to Executive or the Company may be given to them at the following addresses:

If to Executive to:	Scott A. Bibaud
101 Kennedy Court
Los Gatos, CA 95032

If to Company:	Mears Technologies, Inc.
Chairman of the Board
20 Walnut Street, Suite 8
Wellesley Hills, MA 02481

Such parties may designate in writing from time to time such other place or places that such notices and demands may be given.

7.2          Applicable Law; Submission to Jurisdiction.

(a)         This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of California, without regard to conflict of law principals thereof.

(b)         With respect to any claim or dispute related to or arising under this Agreement, the parties hereto hereby consent to the exclusive jurisdiction, forum, and venue of the state or federal (to the extent federal jurisdiction exists) courts located in Santa Clara County in the State of California.

7.3          No Waiver. No failure by either party hereto at any time to give notice of any breach by the other party of or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

7.4          Severability.  Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction by reason of applicable law shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

7.5          Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

7.6          Withholding of Taxes and Other Employee Deductions. Company may withhold from any benefits and payments made pursuant to this Agreement all federal, state, city, and other taxes as may be required pursuant to any law or governmental regulation or ruling and all other customary employee deductions made with respect to Company’s employees generally.

7.7          Headings. The Section headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.

7.8          Gender and Plurals. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.

7.9          Assignment. This Agreement shall be binding upon and inure to the benefit of Company and any successor of Company, by merger or otherwise. This Agreement shall also be binding upon and inure to the benefit of Executive and his heirs, representatives and assigns. If Executive shall die prior to full payment of amounts due pursuant to this Agreement, such amounts shall continue to be payable pursuant to the terms of this Agreement. Executive shall not have any right to pledge, hypothecate, anticipate, or assign any portion of this Agreement or any of the rights hereunder, except by will or the laws of descent and distribution.

7.10        Term. This Agreement has a term co-extensive with the term of employment provided in Section 3.1. Termination of this Agreement shall not affect any right or obligation of any party which is accrued or vested prior to such termination. The provisions of Section 3.5 shall survive the termination of this Agreement and shall be binding upon Executive and his or her legal representatives, successors, and assigns following such termination.

7.11        Entire Agreement. This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof and contains all the covenants, promises, representations, warranties, and agreements between the parties with respect to such subject matter. Without limiting the scope of the preceding sentence, all understandings and agreements preceding the date of execution of this Agreement and relating to the subject matter hereof are hereby null and void and of no further force and effect, including, without limitation, all prior employment and severance agreements, if any, by and between Company and Executive. Any modification of this Agreement will be effective only if it is in writing and signed by the party to be charged.

7.12        Expenses. Company shall reimburse Executive for his reasonable fees and expenses incurred by him incident to the negotiation, preparation and execution of this Agreement.

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of the date first written above.

“Company”

Mears Technologies, Inc.
a Delaware corporation

By:	/s/ John D.T. Gerber
John D.T. Gerber
Chairman of the Board

“Executive”

Scott A. Bibaud

By:	/s/ Scott A. Bibaud

EXHIBIT A

2015 Employee Benefits Overview

Health & Dental Care

❖	Company provides health care coverage under the “PPO Value” plan from Harvard Pilgrim Health Plan.
❖	Company provides dental care coverage under the “Dental Guard Preferred PPO” plan from Guardian Dental at no cost to the employee.

401k Plan

❖	Company employees are entitled to contribute to the Nationwide 401k retirement plan after 60 days of employment with the Company.

Life/AD&D and Disability Insurance

❖	Company provides Life/Accidental Death & Dismemberment insurance through the Principal Financial Group at 300% of annual salary at no cost to the employee.
❖	Company provides Limited Disability insurance at 60% of pre-disability earnings for up to 2 years at no cost to the employee.

Paid Time Off (Flex-Time)

❖	Company employees accrue paid leave based on years of service:
o	First Year of Service 16 days
o	Third Year of Service 21 days
o	Fifth Year of Service 26 days

2015 Company Holidays - Holiday schedule (12 days) published prior to the start of each calendar year:

1.	JAN 1 – New Year’s Day
2.	JAN 19 – Martin Luther King Day
3.	FEB 16 – Presidents Day
4.	APR 3 – Good Friday
5.	MAY 25 – Memorial Day
6.	JUL 3 – Independence Day
7.	SEP 7 – Labor Day
8.	OCT 12 – Columbus Day
9.	NOV 26 – Thanksgiving
10.	NOV 27 – Day after Thanksgiving
11.	DEC 24 – Christmas Eve
12.	DEC 25 – Christmas Day

A-1

EXHIBIT B

RELEASE

For and in consideration of certain benefits to be provided to Scott A. Bibaud (“Executive”) pursuant Sections 5._ of that certain Employment Agreement (“Agreement”) dated October __, 2015 by and between Mears Technologies, Inc., a Delaware corporation (“Company”), and Executive, Executive represents, warrants and agrees as follows:

1.             Executive hereby releases and forever discharges the Company, and all of its affiliates, subsidiaries, predecessors and successors in interest, as well as its current and former agents, Executives, owners, partners, officers, directors, members and shareholders (collectively, the “Released Parties”) from any and all suits, claims, costs, demands, attorney’s fees, damages, back pay, front pay, interest, bonuses, fringe benefits, special damages, general damages, punitive damages, liabilities, actions, expenses, accidents, injuries and any other cause of action in law or equity of any kind or nature, that he has or may have or might in any manner acquire which arises out of, relates to, or is in connection with his employment with the Company, the expiration or termination of that employment or any other act, occurrence or omission, known or unknown, which occurred or failed to occur on or before the date this release (“Release”) is executed, including, but not limited to, all claims under the agreement and any disputes regarding Executive benefits and/or any acts of retaliation or other act of unlawful discrimination under state or federal law. This waiver specifically includes, by way of example and not limitation, any claims for age related discrimination. The sole exceptions are that this Release shall not apply to (i) any claims for workers’ compensation benefits, eligibility for continuation health coverage, vested pension benefit or any other claim which cannot be waived as a matter of law and (ii) Executive’s rights to payments and other benefits under Sections 5._ of the Agreement.

2.             Executive acknowledges that he expressly waives protection of section 1542 of the California Civil Code, which provides:

A general release does not extend to claims which a creditor does not know or suspect to exist in his or her favor at the time of executing a release, which if known by him or her must have materially affected the settlement with the debtor.

3.             By signing this Release, Executive knowingly and voluntarily waives claims under state and federal discrimination laws and in particular federal age discrimination claims arising under 29 U.S.C. §621 et. seq. The parties therefore acknowledge that:

a)           Executive is waiving all rights to claims based on conduct (including but not limited to failure to take actions) preceding the effective date of this Agreement including but not limited to claims asserting age discrimination under federal law;

b)           They have drafted this Agreement in a manner calculated to be understood by Executive, and, in fact, he understands the terms of this Agreement; and

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c)           Executive agrees that his waiver of rights or claims of state or federal discrimination is made in exchange for consideration in addition to anything of value to which he is already entitled.

4.             Executive affirms and acknowledges that he has read this Release and fully understands and appreciates its terms and effect. Executive has been advised to consult with an attorney prior to executing this Agreement, and he has, in fact, either consulted with an attorney of his choosing whom he believes to be competent to provide advice regarding the desirability and consequences of waiving his rights or claims relating to his employment or independently determine that doing so is not in his personal self-interest. Executive has been given a reasonable period of time not less than twenty-two (22) days to consider this Release, before signing below and the amount of time has been sufficient for him to consult any attorneys he chooses to consult on the settlement issue as well as to make any decisions which he desires to make regarding the advisability of this Release and the costs and benefits of entering into this Release. Executive declares that he knowingly and voluntarily enters into this Release. Executive has also been informed that he may revoke this Release within eight days after signing it by notifying the Company of his desire to do so by either hand delivered notice of revocation, fax or email.

5.             Executive agrees that he will now and in the future execute any and all documents, releases, dismissal notices, and any other form of written documentation necessary to fulfill the terms and obligations of this Release.

Dated:
Scott A. Bibaud

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